Exhibit 10.43

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereafter “Agreement”) is entered into as of this 17 day of December, 2004, between Martin J. Yudkovitz (the “Executive”), and TiVo, Inc. (the “Company”), effective eight days after the Executive’s signature (the “Effective Date”), unless he revokes his acceptance as provided in Paragraph 6(c), below.

WHEREAS, the Executive was the President of the Company, pursuant to an Employment Offer Letter dated April 28, 2003 (collectively, the “Employment Agreement”);

WHEREAS, the Executive has expressed a desire to resign his positions as an officer and employee of the Company as soon as is practicable;

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1. Resignation of Positions as Officer and Employment.    The Executive hereby confirms his resignation of his positions as an officer and employee of the Company, and the Company confirms its acceptance of such resignations, effective as of January 31, 2005 (the “Resignation Date”), subject to the Company’s right to terminate the employment relationship earlier should the Executive breach any provision of this Agreement. From December 18, 2004 through the Resignation Date, the Executive shall retain the title of President of the Company, but shall be expected to work exclusively on the negotiation and consummation of a deal with Comcast Corporation. Other than as required by his role in negotiating the Comcast deal, the Executive shall make no public appearances on behalf of the Company, shall not attend any public conferences as a representative of the Company, and shall accept no speaking engagements as a spokesman for or representative of the Company, unless authorized in advance by the Company’s Executive Management.

2. Payment of Accrued Wages.    On the Resignation Date, the Executive shall be paid an amount equal to all accrued wages through the Resignation Date, including accrued, unused vacation, less applicable taxes and other authorized withholding.

3. Severance Benefits.    The Executive shall receive the following Severance Benefits:

(a) For a period of twelve (12) months following the Resignation Date, the Company shall pay the Executive his current base salary, less applicable taxes and other authorized withholding, in accordance with the Company’s normal payroll practices.

(b) On the Resignation Date, the Executive shall receive payments of $165,000 (one hundred sixty-five thousand dollars), which amount represents the

Executive’s current annual executive bonus target, plus $40,000 (forty thousand dollars) of the Executive’s second year milestone bonus, less applicable taxes and other authorized withholding.

(c) On December 31, 2004 and the Resignation Date, the Executive shall receive payment of the final two installments of his sign-on bonus, each of which installment equals $18,750 (eighteen thousand seven hundred fifty dollars), less applicable taxes and other authorized withholding.

(d) The Company will purchase individual health, dental and vision insurance policies for the Executive and his covered dependents, providing benefits at the same level in effect under the group plans in which the Executive is enrolled as of the Resignation Date, for a period of twelve (12) months following the Resignation Date.

(e) On the Resignation Date, the Executive shall receive the vesting, including accelerated vesting, of Stock Options, as set forth in Paragraph 5 below.

(f) The Company shall reimburse the Executive no more than $5,000 (five thousand dollars) for attorneys’ fees incurred in negotiating this Agreement.

4. Consulting Period.    From the Resignation Date through February 28, 2005 (the “Consulting Period”), the Executive shall, at the sole request and election of the Company’s Executive Management, provide consulting services to the Company in the areas of his former responsibilities. In compensation for his availability as a consultant, the Executive shall continue to draw his base salary, less applicable taxes and other authorized withholding, and to vest in the Regular Option Grant (as defined in Paragraph 5, below). In addition, the Consultant shall be reimbursed for any business expenses incurred during the Consulting Period, so long as such expenses are pre-approved by the Company’s Executive Management. Except as expressly set forth herein, the Consultant shall receive no compensation or benefits for his services during the Consulting Period.

5. Stock Options.

(a) With regard to the option to purchase 350,000 shares of the Company’s common stock that the Executive was granted effective as of his date of hire and which was intended to vest with regard to twenty-five percent (25%) of the shares subject thereto on the Executive’s first anniversary of service with the Company and monthly over the subsequent three years (the “Regular Option Grant”), Executive shall be entitled to exercise such stock option with respect to 247,905 shares pursuant to its existing terms until the ninetieth day following the termination of the Consulting Period, at which time such Regular Option Grant will terminate in its entirety and no longer be exercisable.

(b) With regard to the option to purchase 150,000 shares of the Company’s common stock that the Executive was granted effective as of his date of hire and which was intended to vest upon achievement of incremental OEM subscribers (the “OEM Option Grant”), Executive is already vested in, and shall be entitled to exercise such stock option with respect to 100,000 shares pursuant to its existing terms until the ninety

(90) day anniversary of his Resignation Date. If by the Resignation Date the Company has received a total of 1,500,000 incremental subscribers, acquired since May 1, 2003 through the Company’s relationship with DirectTV, then the OEM Option Grant shall be fully vested, and the Executive shall be entitled to exercise such stock option with respect to 150,000 shares, pursuant to its existing terms until the ninety (90) day anniversary of his Resignation Date.

(c) With regard to the option to purchase 50,000 shares of the Company’s common stock that the Executive was granted effective as of his date of hire and which was intended to vest upon the achievement of certain defined milestones (the “Milestone Option Grant”), upon satisfaction of the conditions stated below, Executive shall be entitled to exercise such stock option with respect to 25,000 shares pursuant to its existing terms until the ninety (90) day anniversary of his Resignation Date, at which time such Milestone Option Grant will terminate in its entirety and no longer be exercisable. The conditions that must be satisfied in order for the Milestone Option Grant to vest are:

(i) On or before the Resignation Date, the Company must execute an agreement with Comcast Corporation, the terms of which have been approved by both Tom Rogers and Michael Ramsay; and

(ii) On or before the Resignation Date, the Board of Directors of the Company must approve the executed deal between the Company and Comcast Corporation.

The remainder of the stock options granted to the Executive by the Company and outstanding as of the Resignation Date shall terminate in their entirety and no longer be exercisable on any date after the Resignation Date.

6. General Release of Claims by the Executive.

(a) With the exception of the obligations undertaken pursuant to this Agreement, the Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA; and

(iv) Claims for indemnity under the bylaws of TiVo, Inc., the Indemnity Agreement executed as of May 12, 2003, or as provided for by Delaware and/or California law.

(b) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he is aware of the following:

(i) He has a right to consult with an attorney before accepting this offer;

(ii) He has 21 days from the date this offer is received to consider this offer; and

(iii) He has seven days after accepting this offer to revoke his acceptance, and his acceptance will not be effective until that revocation period has expired.

7. The Company’s Release of Claims.    The Company voluntarily releases and discharges the Executive and his heirs, successors, administrators, representatives and assigns from all Claims which it may have against the Executive as the result of his employment or the discontinuance of his employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company’s Board of Directors. Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his obligations under this Agreement, or as a result of any acts of intentional misconduct or recklessness (including but not limited to fraud, embezzlement, misappropriation, or other malfeasance).

8. Nondisparagement.    The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall at any time in the future disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees, services, products or business. The Company agrees that neither its Board members nor its officers shall at any time in the future disparage or otherwise communicate negative statements or opinions about the Executive. The parties agree that it would be difficult, if not impossible, for either party to demonstrate the amount of actual damages flowing from a breach of this provision. Therefore, the parties agree that if either breaches this Paragraph 8, then the aggrieved party shall be entitled to liquidated damages per breach of $25,000, in addition to reasonable attorneys’ fees and costs incurred in establishing the breach. The parties further agree that any assertion that one or the other of the parties has breached this Paragraph 8 shall be submitted to a single neutral arbitrator affiliated with AAA in Santa Clara County, California, said arbitrator to be chosen by mutual agreement or, if the parties are unable to agree, by AAA, in accordance with its procedures for the selection of arbitrators. Each party shall submit letter briefs not to exceed three pages, and declaration evidence in support of its position, and shall submit the matter to hearing upon ten business days’ notice.

9. Cooperation.    The Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company or any third party may conduct. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred by him, including for any loss of salary that results from the Company’s request that the Executive cooperate with it pursuant to this Paragraph 9.

10. Confidential Information; Return of Company Property.

(a) The Executive will not, without the prior written consent of the Board of Directors of the Company divulge to unauthorized persons, or use for any unauthorized purpose, any “Confidential Information,” as such term is defined in the Proprietary Information and Inventions Agreement, executed by the Executive as of May 12, 2003.

(b) The Executive agrees that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data and other papers and records of every kind which he created, or which came into his possession, at any time during his employment by the Company, relating in any way to Confidential Information of or the business of the Company, are the sole and exclusive property of the Company. The Executive shall deliver to the Company within five (5) business days of the Resignation Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of the Executive or his agents or representatives.

(c) The Executive shall return to the Company within five (5) business days of the Resignation Date all equipment of the Company in his possession or control, except that the Executive may retain the TiVo unit issued to him by the Company.

11. Agreement Not to Solicit Company Employees.    The Executive agrees that, for a period of one (1) year after the Resignation Date, he will not solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

12. Taxes.    To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement or by the terms of the Employment Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims, liabilities, fines or penalties, and associated reasonable attorneys’ fees and costs, resulting from any failure by him to make payments required of the Executive.

13. In the Event of a Claimed Breach.    All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in Santa Clara County, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within 14 (fourteen) days after the filing party has given notice of such breach to the other party. The Company shall pay all administrative costs of the arbitration and arbitrator fees. Unless otherwise prohibited by law, the arbitrator shall award the prevailing party costs, reasonable attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Paragraph 10 hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Paragraph 10 of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

14. Choice of Law.    This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

15. Notices.    All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)	If to the Company:

TiVo, Inc.

____________________

____________________

Phone: ______________

Fax: ________________

Attn: Chief Executive Officer

(b)	If to the Executive:

Martin J. Yudkovitz

____________________

____________________

Phone: ______________

Fax: ________________

16. Severability.    Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever the Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

17. Understanding and Authority.    The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

18. Integration Clause.    This Agreement, the 1999 Equity Incentive Plan and Stock Option Agreements entered into by the Executive, and the Confidentiality Agreement contain the entire agreement of the parties with regard to the Executive’s employment and the terms of separation thereof, and supersede and replace any prior agreements as to those matters. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Chief Executive Officer of the Company.

19. Execution in Counterparts.    This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

EXECUTIVE		TiVo, INC.

/s/ Martin J. Yudkovitz		/s/ Michael Ramsay
By:	Martin J. Yudkovtiz	By:	Michael A. Ramsay

		Title:	Chairman Chief Executive Officer

Date	December 16, 2004	Date	December 16, 2004

/s/ David H. Courtney
		By:	David H. Courtney

		Title:	Executive Vice President, Worldwide Operations & Administration Chief Financial Officer

		Date	December 17, 2004

/s/ Geoffrey Yang
		By:	Geoffrey Yang

		Title:	Director Chairman, Compensation Committee